SECURITIES AND EXCHANGE COMMISSION
                       WASHINGTON, D.C.  20549


                               Form 8-K

                            CURRENT REPORT

                   Pursuant to Section 13 or 15(d) of
                   the Securities Exchange Act of 1934

                            July 2, 1998
             Date of Report (Date of earliest event reported):


                         FIRST MUTUAL BANCORP, INC.
                  ---------------------------------------
         (Exact name of registrant as specified in its charter)

        DELAWARE                0 -26184            37-1339075
-----------------------    -----------------     ----------------
    (State or other      (Commission File No.)   (I.R.S. Employer
    jurisdiction of                           Identification No.)
    incorporation)

         135 EAST MAIN STREET, DECATUR, ILLINOIS  62523
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             Address of Principal Executive Offices


                          (217) 429-2306
         Registrant's telephone number, including area code:

                          Not Applicable
    ---------------------------------------------------------
    (Former name or former address, if changed since last report)

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Item 5.  Other Events

     On July 2, 1998, First Mutual Bancorp, Inc., a Delaware corporation ("First Mutual"), and Union Planters Corporation, a Tennessee corporation ("UPC"), entered into an Agreement and Plan of Reorganization (the "Agreement"), pursuant to which First Mutual will be acquired by UPC through the merger (the "Merger") of First Mutual with and into Union Planters Holding Corporation, a Tennessee corporation and wholly owned subsidiary of UPC ("Holding Company"). Holding Company will be the surviving entity following the Merger.

     Pursuant to the terms of the Agreement, each share of common stock of First Mutual ("First Mutual Common Stock") issued and outstanding at the effective time of the Merger, excluding any shares held by First Mutual or UPC, or any of their respective subsidiaries (other than shares held in a fiduciary capacity or as a result of debts previously contracted), will be converted into a fraction of a share of UPC common stock ("UPC Common Stock") equal to the quotient obtained by dividing: (i) $18.50 by
(ii) the average of the daily last per share sales price of UPC Common Stock for the 20 consecutive trading days preceding the third business day prior to the closing date of the Merger (the "Exchange Ratio").

     The Exchange Ratio shall be appropriately adjusted in the event that First Mutual or UPC effects a stock split, stock dividend or similar transaction prior to the effective time of the Merger. Each share of UPC Common Stock issued in the Merger will be accompanied by an associated preferred share purchase right issuable pursuant to a Rights Agreement, dated January 19, 1989, between UPC and Union Planters Bank, National Association, as Rights Agent. UPC will not issue fractional shares of UPC Common Stock, and cash will be paid in lieu thereof at a rate equal to the amount of any such fractional share times the per share closing price of UPC Common Stock on the last trading day prior to the effective date of the Merger.

     The parties currently anticipate that the Merger will close prior to December 31, 1998. Nevertheless, the consummation of the Merger is subject to certain preconditions and the non-occurrence of certain events, as summarized in part below and set forth in the Agreement, a copy of which is attached to this filing as
Exhibit 2.1. The Merger is intended to qualify as a tax-free reorganization under the Internal Revenue Code of 1986, as amended.

     As required by the Agreement, First Mutual and UPC have entered into a Stock Option Agreement, dated July 2, 1998 (the "Stock Option Agreement"), pursuant to which First Mutual has granted to UPC an irrevocable option to purchase, under certain circumstances, up to 19.9% of the issued and outstanding shares of First Mutual Common Stock at a price of $18.50 per share (subject to certain adjustments) under certain circumstances. Any shares purchased by UPC under the Stock Option Agreement may be required by UPC to be repurchased by First Mutual. A copy of the Stock Option Agreement it attached to this filing as Exhibit 2.2.

     The Agreement and the transactions contemplated thereby will be submitted to a vote of

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the First Mutual Stockholders.  Prior to the vote of the First
Mutual stockholders, UPC will file a registration statement/prospectus with the Securities and Exchange Commission regarding the shares of UPC Common Stock to be issued in the Merger. The prospectus will be part of the proxy materials provided to First Mutual stockholders prior to the stockholder vote. UPC stockholders are not required to approve the Merger.

     In addition to the approval by First Mutual stockholders, consummation of the Merger is subject to various additional conditions, including: (i) the receipt of required regulatory approvals, (ii) the receipt by First Mutual and UPC of an opinion of counsel in reasonably satisfactory form as to the tax treatment of certain aspects of the Merger and certain other matters, (iii) the registration pursuant to the Securities Act of 1933, as amended, of the shares of UPC Common Stock to be issued in connection with the Merger, (iv) the receipt by UPC of a letter from affiliates of First Mutual regarding the resale of UPC Common Stock, and (v) the satisfaction of certain other conditions.

     The Agreement may be terminated by the Board of Directors of either party if the Merger has not been consummated by March 31, 1999, or in certain other cases, as more fully described in the Agreement.

     The above descriptions of the Merger, the Agreement and the Stock Option Agreement are qualified in their entirety by reference to the Agreement and the Stock Option Agreement, which are attached hereto as Exhibits 2.1 and 2.2, respectively, and which are incorporated by reference herein.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

     (c)  Exhibits.

       2.1 Agreement and Plan of Reorganization, dated as of July 2, 1998, by and between First Mutual Bancorp,
               Inc. and Union Planters Corporation

       2.2 Stock Option Agreement, dated as of July 2, 1998, by and between First Mutual Bancorp, Inc. and Union Planters Corporation

     99.1      Press Release dated July 2, 1998

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                           SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   FIRST MUTUAL BANCORP, INC.,
                                   a Delaware corporation


Date: July 7, 1998                 By:  /s/ Paul K. Reynolds
                                        --------------------
                                        Paul K. Reynolds
                                        President and Chief
                                         Executive Officer

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Exhibit Index

            2.1 Agreement and Plan of Reorganization, dated as of July 2, 1998, by and between First
                    Mutual Bancorp, Inc. and Union Planters
                    Corporation

            2.2     Stock Option Agreement, dated as of July 2,
                    1998, by and between First Mutual Bancorp,
                    Inc. and Union Planters Corporation

          99.1      Press Release dated July 2, 1998

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